Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this first (lst) day of February, 2011 is entered into by Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called “the Company”) and Frank P. Palantoni (“Executive”).

WHEREAS, the Company desires to employ Executive and Executive desires to become employed by the Company;

THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Effective Date: This Agreement shall become effective on February 14, 2011 (“Effective Date”).

2. Term of Employment: Executive will be employed by the Company for an indefinite term, subject to termination as set forth below.

3. Position: Executive shall serve as Executive Vice-President, President-Pet Segment. He shall perform those duties and responsibilities consistent with such position that are assigned to him by the Chief Executive Officer of the Company. Executive’s position and related terms and conditions of employment may from time to time be modified by the Company in its discretion. Executive’s place of employment and the location of his office shall be at Company’s Corporate Headquarters in Walnut Creek, California.

4. Full Time Performance of Duties: During the Term of Employment, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence and reasonable time to wind-up existing commitments during the initial ninety (90) days of employment, Executive agrees to devote substantially all his business time, attention, skill, and efforts to the faithful and loyal performance of his duties under this Agreement and shall not during his employment with the Company engage in any other business activities, duties or pursuits, render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of Company. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities for which Executive will not receive additional compensation from the Company, shall not be considered a breach of this Agreement if those activities do not materially interfere with the services required of Executive under this Agreement. Notwithstanding the above, the Company acknowledges that Executive currently serves as a director of Lexicom Pharmaceuticals and agree that he may continue to serve in that capacity unless and until the Company gives six months’ notice that Executive must resign that position.

5. Salary: The Company will pay Executive an annualized base salary of $460,000 in accordance with the Company’s payroll practices for executives. Executive will be eligible for periodic salary reviews consistent with the Company’s salary review practices for executives, but Executive will not be subject to a reduction, unless mutually agreed by the parties.

6. Bonus: Executive will be eligible for a bonus each year during the Term of Employment with a target amount of fifty percent (50%) of Executive’s base salary in effect at the beginning of the year in question, to be awarded upon attainment of the annual operating goals and the personal goals established by the Chief Executive Officer. The award and amount of any such bonus shall be in the discretion of the Company; provided, however, that during Executive’s initial year at the Company, Executive shall receive a bonus pro rated for the time with the Company and which shall be no less than the pro rated target amount applied to the overall attainment percentage achieved by the Company relative to the initial year bonus standard.

7. Options: Executive will be granted a non-qualified Performance Based Stock Option to purchase 100,000 shares of Company Common Stock (CENT A) with price determined by the “fair market value” upon the date of issue. These options shall vest over a five (5) year period at a rate of twenty percent (20%) per year. The options shall expire six (6) years from the issue date. The right to exercise the options shall be consistent with the terms of the Central Garden & Pet Company 2003 Omnibus Equity Incentive Plan.

8. Restricted Stock: The Executive will receive 50,000 restricted shares of Central Garden & Pet Company Stock (CENT A) on the Effective Date of this Agreement. These shares shall vest at the rate of one-third (1/3) per year beginning at the end of year four (4) and being fully vested at the end of year six (6).

9. Benefits: Subject to all applicable eligibility requirements Executive will participate in any and all 401(k), medical, dental, life and long-term disability insurance and/or other benefit plan which, from time to time, may be established as generally applicable to other similarly situated Company executives. Executive shall be entitled to full relocation benefits in accordance with the Company’s relocation benefit policy, including a home sale assistance benefit provided through NuCompass.

10. Vacation: Executive will earn four (4) weeks vacation annually. Executive’s maximum vacation accrual will be six (6) weeks. Once Executive has accrued six (6) weeks vacation, he will stop earning vacation until he has taken vacation and reduced his accrual below six (6) weeks.

11. Automobile: During the Term of Employment, the Company will provide Executive with a monthly automobile allowance of $1,000. Executive is responsible for taxes, if any, associated with this allowance.

12. Reimbursement of Expenses: The Company will reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement in accordance with the Company’s policies, upon presentation by Executive of documentation, expense statements, vouchers and/or other supporting information as the Company may request. In no event shall reimbursements be made for expenses incurred by

Executive after the end of the calendar year following the calendar year in which Executive incurs the expense.

13. Incapacity: In the event that Executive becomes physically or mentally disabled or incapacitated such that it is the reasonable, good faith opinion of the Company that Executive is unable to perform the services required under this Agreement with or without reasonable accommodation, then after four (4) months of continuous physical or mental disability, this Agreement will terminate; provided, however, that during this four (4) month period, Executive shall be entitled to the continuation of his compensation as provided by this Agreement; however such continued payments by the Company shall be integrated with any disability, workers’ compensation, or other insurance payments received, such that the total amount does not exceed the compensation as provided by this Agreement. For purposes of this Agreement, physical or mental disability does not include any disability arising from current use of alcohol, drugs or related issues.

14. Termination by the Company For Cause: The Company may terminate Executive for cause. If Executive is terminated for cause, he will receive only his compensation earned pro rata to the date of his termination. All other benefits will cease on the date of Executive’s termination. Cause shall be defined as:

(a) An act or omission constituting negligence or misconduct which is materially injurious to the Company;

(b) Failure to comply with the lawful directives of the Board of Directors;

(c) A material breach of this Agreement by Executive, which is not cured within thirty (30) days after written notice thereof;

(d) Failure to perform in a satisfactory manner, after written notice and an opportunity to cure;

(e) The abuse of alcohol or drugs;

(f) Fraud, theft or embezzlement of Company assets, criminal conduct or any other act of moral turpitude by which is materially injurious to the Company;

(g) A material violation of any securities law, regulation or compliance policy of the Company;

15. Termination By Executive For Cause: Executive may also terminate this Agreement for cause by giving thirty (30) days written notice to the Company’s Vice President of Human Resources of an alleged material breach of this Agreement by the Company, such as, but not limited to, a reduction in base salary that is not mutually-agreed, or a directive to personally relocate that is not acceptable to Executive, provided such breach is not cured by the Company within the thirty (30) day notice period. If Executive terminates his employment under this section, he will be entitled to the same severance as if he were terminated by the Company without cause as provided in Section 16, below. Such payments shall be Executive’s sole and exclusive remedy in the event of a termination of this Agreement by Executive for cause.

16. Termination By The Company Without Cause: The Company may terminate Executive’s employment under this Agreement at any time without cause by giving Executive thirty (30) days written notice of termination. If the Company terminates Executive under this section, within 10 days after Executive signs a general release of claims in a form acceptable to the Company that becomes irrevocable, provided a later payment is not required by Section 17 below, the Company will pay Executive a severance consisting of a continuation of Executive’s base salary for a nine (9) month period, subject to applicable payroll deductions, and health insurance continuation for nine (9) months, with the COBRA continuation period to commence at the end of the nine (9) months salary and health insurance continuation.period Executive will be provided, at most, sixty (60) days to consider whether to sign such release. Severance payments shall cease, and no further severance obligation will be owed, in the event Executive obtains other equivalent employment during the severance period. If Executive obtains employment during the severance period that pays Executive less than the severance payments provided herein, such payments will reduce the Company’s severance obligation to the extent of such compensation. However, such reduction in severance based upon Executive obtaining new employment will not apply, and Executive’s severance will not be reduced by any income Executive receives under the Post-Employment Consulting Agreement, should Company exercise its option to retain Executive to provide Consulting Services under such Agreement. Such severance payments shall be Executive’s sole and exclusive remedy in the event of a termination of this Agreement by the Company without cause. At its option, the Company may pay Executive thirty (30) days additional salary and benefits provided in this Agreement in lieu of giving Executive the thirty (30) days notice as provided above. The severance provisions hereunder shall not apply to any termination pursuant to Section 13 above.

17. Section 409A Delay: Effective January 1, 2009 each payment hereunder subject to Section 409A will be considered a separate payment for purposes of Section 409A. To the extent that it is determined by the Company in good faith that all or a portion of any payments hereunder subject to Section 409A made in connection with Executive’s separation from service are not exempt from Section 409A and that Executive is a “specified employee” (within the meaning of Section 409A) at the time of his separation from service, then payment of such non-exempt payments shall not be made until the date that is six (6) months and one day after his separation from service (or, if earlier, his death), with any payments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six (6) months and one day following his separation from service and any subsequent payments, if any, being paid in accordance with the dates and terms set forth herein.

18. Termination by Executive Without Cause: Executive may terminate his employment without cause by giving the Company thirty (30) days written notice of termination. If Executive terminates his employment without cause under this section, he will receive only his salary and benefits earned pro rata to the date of his termination. All other salary and benefits will cease on the date of Executive’s termination. At its option, the Company may pay Executive his salary and benefits provided in this Agreement through the effective date of his written notice of termination and immediately accept his termination.

19. Confidential Business Information: The Company has and will continue to spend significant time, effort and money to develop proprietary information which is vital to the Company’s business. During Executive’s employment with the Company, Executive has and will have access to the Company’s confidential, proprietary and trade secret information including but not limited to information and strategy relating to the Company’s products and services including customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, salaries; product development plans; business, acquisition and financial plans and forecasts and marketing and sales plans and forecasts (collectively called “Company Confidential Information”). Executive will not, during his employment with the Company or thereafter, directly or indirectly disclose to any other person or entity, or use for Executive’s own benefit or for the benefit of others besides the Company, any Company Confidential Information. Upon termination of this Agreement, Executive agrees to promptly return all Company Confidential Information.

20. Non-Solicitation of Employees: While Executive is employed by the Company and for twelve (12) months after such employment terminates, Executive will not (acting either directly or indirectly, or through any other person, firm, or corporation) induce or attempt to induce or influence any employee of the Company to terminate employment with the Company when the Company desires to retain that person’s services.

21. Duty of Loyalty: During term of this Agreement and any post-employment consulting agreement, Executive agrees that he will not, nor will he permit any entity or other person under his control, to directly or indirectly hold, manage operate or control, or participate in the ownership, management, operation or control of, or render executive, managerial, market research, advice or consulting services, either directly or indirectly, to any business engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, nutrition or pet related products.

22. Separability: Each provision of this Agreement is separable and independent of the other provisions. If any part of this Agreement is found to be invalid, the remainder shall be given full force and effect as permitted by law.

23. Complete Agreement: This Agreement constitutes the entire agreement between Executive and the Company regarding the subjects covered by this Agreement. No other agreement, understanding, statement or promise other than those contained in this Agreement is part of their employment agreement or will be effective. Any modification of this Agreement will be effective only if it is in writing and signed by the Chief Executive Officer of the Company.

24. Notice: All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (except as may otherwise be specifically provided herein to the contrary) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed or mailed by certified or registered mail with postage prepaid:

(a)	If to the Company to:	Central Garden & Pet Company
1340 Treat Blvd., Suite 600
Walnut Creek, CA 94597
Attention: William E. Brown, Chairman/CEO

	with a copy to:	Paul Hastings Janofsky & Walker LLP
55 Second Street, 24th Floor
San Francisco, CA 94105
Attention: Robert P. Kristoff, Esq.

(b)	If to the Executive to:	Frank P. Palantoni
c/o Christopher G. FitzPatick
Smith , Gambrell & Russel LLP
250 Park Avenue Suite 1900
New York, New York 10177

25. Related Agreements: As an inducement to the Executive and to the Company to enter into this Agreement, Executive has executed Exhibit A Post Employment Consulting Agreement and Exhibit B Agreement to Protect Confidential Information, Intellectual Property and Business Relationships, all attached and incorporated by reference. Exhibits A and B shall survive the termination of this Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year referenced above.

Frank P. Palantoni

/s/ Frank P. Palantoni

Central Garden & Pet Company

By	/s/ William E. Brown
William E. Brown, Chairman and Chief Executive Officer

EXHIBIT A

POST EMPLOYMENT CONSULTING AGREEMENT

This Agreement is made this first (lst) day of February, 2011 (the “Effective Date”) by and between Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called “the Company”) and Frank P. Palantoni (“Executive”).

WHEREAS, Executive recognizes that in his capacity as a key executive with the Company he will provide unique services that will be exceedingly difficult to replace after termination of his employment;

WHEREAS, Executive recognizes that the Company desires continued access to Executive’s unique services, knowledge and a reasonable transition after the termination of Executive’s employment;

WHEREAS, Executive recognizes that he has been provided adequate consideration for entering into this Consulting Agreement (“Agreement”);

THEREFORE, in consideration of the employment of Executive as Executive Vice President, President-Pet Segment and other good and adequate consideration, Executive and the Company agree to the following:

1. Option to Receive Consulting Services. Executive hereby grants the Company an option to receive continuing Consulting Services. This option shall be exercised in the Company’s sole discretion, in writing, no later than ten (10) business days following termination of Executive’s employment with the Company (“Exercise”).

2. Consulting Services. If this option is Exercised, Executive will provide continuing strategic advice and counsel related to the business issues and projects Executive was involved in while employed by the Company (“Consulting Services”). Consulting Services shall performed at such times and in a manner as are mutually agreed and shall, on average, consist of 20 to 30 hours per month.

3. Term of Agreement. If this option is Exercised, Executive will provide Consulting Services effective upon Exercise by the Company and continuing thereafter for a period of twelve (12) months (“Term of Agreement”).

4. Compensation. Executive shall be paid fifteen percent (15%) of his base salary at time of termination of Executive’s employment with the Company during the Term of Agreement. This amount shall be paid one-twelfth (1/12) at the end of each month for twelve (12) months.

5. Expenses. During the Term of Agreement, Executive will be reimbursed by the Company for all expenses necessarily incurred in the performance of this Agreement.

6. Termination. Notwithstanding the Term of Agreement specified above, this Agreement shall terminate under any of the following circumstances: (a) in the event Executive dies, this Agreement shall terminate immediately; (b) if due to physical or mental disability, Executive is unable to perform the services called for under this Agreement with or without reasonable accommodation, either the Company or Executive may terminate this Agreement by providing thirty (30) days’ written notice; (c) the Executive materially breaches the terms of this Agreement, and (d) the parties may terminate this Agreement by mutual written agreement.

7. Unique Services; Duty of Loyalty. Executive acknowledges and agrees that the services he performs under this Agreement are of a special, unique, unusual, extraordinary, or intellectual character, which have a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Executive further acknowledges and agrees that, provided the Company exercises its option to engage Executive to provide Consulting Services and compensate him under the terms of this Agreement, during his employment and during the Term of Agreement he will have a continuing fiduciary duty and duty of loyalty to the Company. He agrees that during the Term of Agreement, he will not render executive, managerial, market research, advice or consulting services, either directly or indirectly, to any business engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, nutrition or pet related products or which would otherwise conflict with his obligations to the Company.

8. Confidential Information or Materials. During the Term of Agreement, Executive will have access to the Company’s confidential, proprietary and trade secret information including but not limited to information and strategy regarding the Company’s products and services including customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, salaries; product development plans; business, acquisition and financial plans and forecasts and marketing and sales plans and forecasts (collectively called “Company Confidential Information”). Executive will not, during the Term of Agreement or thereafter, directly or indirectly disclose to any other person or entity, or use for Executive’s own benefit or for the benefit of others besides Company, Company Confidential Information. Upon termination of this Agreement, Executive agrees to promptly return all Company Confidential Information.

9. Remedies. Executive understands and acknowledges that Company’s remedies at law for any material breach of this Agreement by Executive are inadequate and that any such breach will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, including the return of consideration paid for this Agreement, Executive agrees that the Company shall have the right to seek specific performance and injunctive relief. It is also expressly agreed that, in the event of such a breach, Company shall also be entitled to recover all of its costs and expenses (including attorneys’ fees) incurred in enforcing its rights hereunder.

10. Independent Contractor Status. For all purposes, during the Term of Agreement, Executive shall be deemed to be an independent contractor, and not an employee or agent of the Company. Accordingly, Executive shall not be entitled to any rights or benefits to which any employee of Company may be entitled.

11. Other Employment. Nothing in this Agreement shall prevent Executive from performing services for other employers or business entities, consistent with the terms of this Agreement, during the Term of Agreement.

12. Intellectual Property Rights. Company shall have sole ownership of and all right, title and interest, to all data, drawings, designs, analyses, graphs, reports, products, tooling, physical property, computer programs, software code, trade secrets and all inventions, discoveries and improvements or other items or concepts, whether patentable or not, (collectively, “Intellectual Property”) which are conceived or reduced to practice during the Term of Agreement and arising out of or relating to the services performed hereunder or using the equipment or resources of the Company. To the extent any such Intellectual Property qualifies as a “work for hire” under the United States Copyright Act (17 U.S.C. Sec. 101), Executive agrees that the Company is the author for copyright purposes. To the extent that any Intellectual Property is not a work for hire, Executive agrees to assign, and hereby does assign, its entire right, title and interest in such Intellectual Property, including the right to sue for past infringements.

13. No Authority to Bind Company. During the Term of Agreement, Executive will not have any authority to commit or bind Company to any contractual or financial obligations without the Company’s prior written consent.

14. Assignment. This is a personal services agreement and Executive may not assign this Agreement, or any interest herein, without the prior written consent of the Company.

15. Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. It cannot be modified or waived except in a writing signed by both parties.

16. Agreement Enforceable to Full Extent Possible. If any restriction set forth in this Agreement is found by a court to be unenforceable for any reason, the court is empowered and directed to interpret the restriction to extend only so broadly as to be enforceable in that jurisdiction. Additionally, should any of the provisions of this Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein.

17. The parties agree to all of the terms and conditions set forth above.

Dated: 2/1/2011	/s/ Frank P. Palantoni
Frank P. Palantoni

Dated: 2/1/2011	Central Garden & Pet Company /s/ William E. Brown
William E. Brown
Chairman and Chief Executive Officer

EXHIBIT B

AGREEMENT TO PROTECT CONFIDENTIAL INFORMATION, INTELLECTUAL

PROPERTY AND BUSINESS RELATIONSHIPS

This Agreement is made this first (1st) day of February, 2011 (the “Effective Date”) by and between Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called “the Company”) and Frank P. Palantoni (“Executive,” “I” or “Me”).

I RECOGNIZE that during my employment as a key executive with Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called “the Company”), I have had and will continue to have access to Confidential Information (as defined below) and valuable business relationships;

I RECOGNIZE that my employment in certain capacities with a competitor could involve the use or disclosure of Company Confidential Information;

I RECOGNIZE that the Company’s Confidential Information and business relationships are critical to its success in the marketplace. The Company operates on a nationwide-basis, and therefore, the Company’s commitment to protecting its Confidential Information and business relationships is nationwide;

I RECOGNIZE that the law regarding restrictive covenants varies from state to state and the law that will apply to this Agreement after I terminate will depend on factors such as where I live, where I work, the location of my employer, the location of my former employer and other factors, many which are unknown at this time;

THEREFORE, in consideration for the compensation provided to me, to prevent the use or disclosure of Company Confidential Information, and to protect the valuable business relationships of the Company, I agree to the following:

1. Definitions.

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean any information, including third-party information, provided to the Company in confidence, regarding the Company, its business, its plans, its customers, its contracts, its suppliers, or its strategies, that is not generally known and provides the Company with an actual or potential competitive advantage over those who do not know it. Confidential Information includes, but is not limited to, all such information I learned or developed during any previous employment with the Company or its predecessors in interest and all of the Company’s confidential, proprietary and trade secret information, which may include information and strategies relating to the Company’s products, processes and services, including customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, salaries, product development plans, business, acquisition and financial plans and forecasts, and marketing and sales plans and forecasts. I acknowledge that requiring me to enter into this Agreement is one of the measures that the Company uses to maintain the secrecy of its Confidential Information.

(b) Relevant Territory. For purposes of this Agreement, “Relevant Territory” shall mean any territory or region in which I performed services on behalf of the Company or about which I learned Confidential Information regarding the Company during the two (2) years prior to my separation from the Company for any reason.

(c) Services. For purposes of this Agreement, “Services” shall mean the same or similar activities in which I engaged during the two (2) years prior to my separation from the Company for any reason.

2. Confidentiality. I agree that I will not, during my employment with the Company (except in furtherance of the Company’s interests), or at any time after employment terminates, without the prior written consent of the Company Vice President of Human Resources, disclose any Confidential Information to or use any Confidential Information for, any third party or entity. This restriction prohibits me from, among other activities, engaging in or preparing to engage in developing, producing, marketing, distributing or selling lawn, garden, animal health, animal nutrition or pet related products for any business entity if that activity in any way involves the use or disclosure of Company Confidential Information and diverting or attempting to divert any business or customers from the Company using Confidential Information. To the extent that any Confidential Information is determined by a court of competent jurisdiction to be confidential information rather than a trade secret under applicable law, the prohibition on use and disclosure of that specific information shall be in effect for a period of three years after the termination of my employment with the Company; otherwise the prohibition shall last until the information ceases to be a trade secret (other than through any breach of secrecy by me or other third parties under a duty of secrecy to the Company). In the event that after my employment with the Company ceases, if I have any doubt about whether particular information may be used of disclosed, I will contact the Company Vice President of Human Resources.

3. Post-Employment Activities

(a) Non-Competition. For twelve (12) months after the termination of my employment with the Company and/or any post-employment consulting agreement with the Company, I will not render executive, managerial, market research, advice or consulting services, either directly or indirectly, to any business engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, animal nutrition or pet related products or which would otherwise conflict with my obligations to the Company This paragraph shall only apply in those jurisdictions where restrictions such as contained in this paragraph are enforceable.

(b) Non-Solicitation of Customers. For twelve (12) months after the termination of my employment with the Company and/or any post-employment consulting agreement with the Company, I will not solicit directly or indirectly, on behalf of any business entity described in paragraph (a) of this section or which otherwise competes with the Company, any customer I solicited or serviced, or any customer about whom I learned Confidential Information, while in the employ or service of the Company. This paragraph shall apply in those jurisdictions where restrictions such as contained in this paragraph are enforceable.

(c) Non-Solicitation of Employees. For twelve (12) months after the termination of my employment with the Company and/or any post-employment consulting agreement with the Company, I will not recruit, solicit or induce, or attempt to recruit, solicit or induce, any employee of the Company to terminate their employment with the Company or otherwise cease their relationship with the Company.

(d) Duty to Present Contract. For twelve (12) months after the termination of my employment with the Company and/or any post-employment consulting agreement with the Company, before I accept employment with any person or organization that is engage in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, animal nutrition or pet related products, I agree (1) to advise that prospective employer about the existence of this Agreement; (2) to provide that potential employer a copy of this Agreement; and (3) to advise the Company’s Vice President of Human Resources in writing, within five (5) business days, to whom I have provided a copy of this Agreement.

4. Reformation/Severability. If any restriction set forth in this Agreement is found by a court to be unenforceable for any reason, the court is empowered and directed to interpret the restriction to extend only so broadly as to be enforceable in that jurisdiction. Additionally, should any of the provisions of this Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein.

5. Further Acknowledgments. I understand that the restrictions contained in this Agreement are necessary and reasonable for the protection of the Company’s business, goodwill and its Confidential Information. I understand that any breach of this Agreement will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, including the return of consideration paid for this Agreement, I agree that the Company shall have the right to seek specific performance and injunctive relief. Any business entity that employs me in a capacity in which I violate this Agreement shall be liable for damages and injunctive relief. Further, I understand that the Company intends to install the full measure of protections permitted by the law to protect its Confidential Information and business relationships, but does not intend to impose any greater protections on me than those permitted by law. I acknowledge that the law that governs restrictive covenants such as this, is important, rapidly changing and varies from state to state. I also understand that the law that will apply to this Agreement after I terminate will depend on factors such as where I live, where I work, the location of my employer, the location of my former employer and other factors, many which are unknown at the time I enter this Agreement. I understand that I have been advised to consult with an attorney of my choice to discuss this agreement and my legal obligations under this agreement after my termination of employment. I understand that Paragraphs 3(a) and 3(b) do not apply and will not be enforced in California or other states where restrictions such as contained in those paragraphs are not permitted.

6. Separability. Courts should treat each numbered paragraph as a separate and severable contractual obligation intended to protect the legitimate interests of the Company and to which I intend to be bound.

7. Non Waiver. I agree that the Company’s determination not to enforce this or similar agreements as to specific violations shall not operate as a waiver or release of my obligations under this Agreement.

8. Fiduciary Duty. This Agreement is in addition to any fiduciary duty and obligation that may exist under statutory or common law.

9. Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. It cannot be modified or waived except in a writing signed by me and the Chief Executive Officer of the Company. I enter into this Agreement voluntarily.

AGREED AND ACCEPTED BY:

/s/ Frank P. Palantoni
Frank P. Palantoni

/s/ William E. Brown
For Central Garden & Pet Company